Exhibit 99.1

NII HOLDINGS ANNOUNCES SALE OF NEXTEL PERU

•	NII agrees to sell Nextel Peru to Entel for $400 million

•	Transaction is consistent with NII’s strategy to focus on its largest markets, Mexico and Brazil

•	Additional capital further improves NII’s liquidity position as it focuses its investments on the expansion of its new next generation platform in its largest markets

RESTON, Va., April 4, 2013 – NII Holdings, Inc. [NASDAQ: NIHD] today announced that it has agreed to sell its Peruvian operations to Empresa Nacional de Telecomunicaciones S.A. (Bolsa de Comercio de Santiago: ENTEL) for approximately $400 million.

The transaction, which is structured as a purchase of the shares of NII’s indirect subsidiary, Nextel del Perú S.A. (“Nextel Peru”), is being entered into as part of NII’s announced strategy to focus its capital and other resources in Mexico and Brazil, its two largest markets. The proceeds received from this sale will provide additional liquidity as the Company continues to invest in the deployment of its next generation networks in Mexico and Brazil. NII’s next generation networks will enable the Company to provide the highest quality wireless experience to high value customers in those markets.

“The sale of Nextel Peru is an important step in the evolution of our business and aligns with our strategic goal of increasing value for stockholders through focused investments on our new next generation network deployments,” said Steve Shindler, NII’s chairman and interim chief executive officer. “The proceeds that we generate through this sale allow us to prioritize investments in our largest markets that offer the greatest opportunity for strong, long-term returns.”

“Nextel Peru has been an integral part of NII for fifteen years, and led the way on a number of key initiatives, including being the first of our markets to implement our new billing system and the first to deploy and launch our new next generation network and high performance push-to-talk service,” added Shindler. “We are grateful to all of our Peru employees and expect that Nextel Peru’s outstanding management team will continue to thrive under Entel’s direction.”

The closing of the transaction is subject to certain conditions and is expected to occur in the second half of 2013.

The Company was advised by Deutsche Bank Securities Inc. and Jones Day.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and

Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron’s 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company’s website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII’s subsidiaries under license in Latin America.

Visit NII’s news room for news and to access our markets’ news centers: www.nii.com/newsroom.

About Entel

With annual revenues of US$ 3 billion, reported as of December 2012, Empresa Nacional de Telecomunicaciones S.A. provides mobile, internet, data and IT services, as well as local and long-distance telephony to both consumers clients and enterprises in Chile. The Company also has operations in Peru and is listed on the Chilean Stock Exchange (Bolsa de Comercio de Santiago) under the ticker symbol ENTEL. For more information please visit: www.entel.cl.

Safe Harbor Statement

This release includes “forward-looking statements” regarding the proposed sale transaction, future service offerings, business outlook and future performance, as well as other statements that are not historical or current facts. Forward-looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and may materially differ from actual future results. Risks and uncertainties that could affect the forward-looking statements in this release include: the failure to successfully close the transaction contemplated by the sale purchase agreement, including due to a failure to meet closing conditions; unexpected costs or liabilities; the impact of more intense competitive conditions and changes in economic conditions in the Mexican and Brazilian telecommunications markets; the risk that our network technologies will not perform properly or support the services our customers want or need, including the risk that technology developments to support our services will not be timely delivered; the risk that customers in the markets we serve will not find our services attractive; and the additional risks and uncertainties that are described in NII’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII disclaims any duty to update the information herein, except as required by law.

Media Contacts:

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, VA. 20190

(703) 390-5100

www.nii.com

Investor Relations: Tim Perrott

(703) 390-5113

tim.perrott@nii.com

Media Relations: Claudia Restrepo

(786) 251-7020

claudia.restrepo@nii.com

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